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                       MICROSOFT-RHYTHMS CO-MARKETING AGREEMENT

   This Microsoft-Rhythms Co-Marketing Agreement (this "Agreement") is made as of this 16th day of March, 1999 (the "Effective Date") by and between Microsoft Corporation ("Microsoft"), a Washington corporation with its principal offices at One Microsoft Way, Redmond, WA 98052, and Rhythms NetConnections Inc. ("Rhythms"), a Delaware corporation with its principal offices at 6933 So. Revere Parkway, Englewood, CO 80112 (Microsoft and Rhythms collectively, the "Parties).

                                      RECITALS

   Whereas, Microsoft currently owns and operates a network of Web sites currently titled "MSN", with a home page currently located at http://www.msn.com, which network includes an aggregation of Web-based properties, and which constitutes an Internet portal;

   Whereas, Rhythms provides end-to-end broadband connectivity and solution services including retailing and provisioning of various xDSL connectivity services to customer premises over existing local loops which permit its customers to access the Internet, private IP backbones and the PSTN;

   Whereas, as part of its service offering, Rhythms wishes to market to businesses and business teleworkers, and Microsoft is willing to provide, portals based on MSN which contain a co-branded start page and for which Rhythms shall be provided with revenue sharing opportunities;

   Whereas the Parties desire to cooperate in joint marketing activities whereby their direct sales forces and channel sales forces would offer in combination the Rhythms' broadband connectivity and solution services with portals and related services based on MSN.

   Now therefore, in consideration of the mutual promises set forth hereunder, Microsoft and Rhythms hereby agree as follows:

                                   AGREEMENT

1.   DEFINITIONS

     1.1. "Advertising" shall mean advertising, promotions, sponsorships, e-commerce distribution opportunities and all other revenue generating placements and services ("Advertising").

     1.2.  "Small Office Portal" shall have the meaning ascribed in Section 2.1.

     1.3. "Microsoft Internet Technologies" shall mean the technologies described in Section 7.

     1.4. "MSN Service" shall mean the aggregation of Web-based properties controlled by Microsoft which is currently titled "MSN" and located on the domain http://www.msn.com.

     1.5. "Portal" shall mean a Web site which contains an aggregation of Web-based properties (including without limitation Web pages with a variety of information, advertising, features and functionality (such as e-mail, search, instant messaging) and hosting of hyperlinks to communications, entertainment, e-commerce, advertising, and other manner of Web sites), the home page of which is often, but not always, the start page for users accessing the Internet.

     1.6. "Rhythms/Microsoft Portals" shall mean the Small Office Portal and the Teleworker Portal, collectively.

     1.7. "Rhythms Services" shall mean the various broadband connectivity services and features marketed and sold by Rhythms.

     1.8. "Small Office" shall mean a distinct business facility, whether a branch office or the entire business facility.

     1.9. "Teleworker Portal" shall have the meaning ascribed in Section 3.1.


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2.   SMALL OFFICE PORTAL

     2.1. Microsoft shall provide, host and maintain a co-branded version of the MSN Service for Rhythms' Small Office customers ("Small Office Portal") which shall be essentially the same as the MSN Service as it is now or may be constituted in the future, except for the inclusion of the features and functionality described below. Except as specifically set forth below, Microsoft shall have sole control and discretion over the content of the Small Office Portal which Microsoft intends to periodically upgrade and modify.

     2.2. The co-branding shall consist of a primary branding on the start page only, which branding is mutually determined by the Parties prior to implementation of the Small Office Portal and which shall be "MSN brought to you by Rhythms" or such other similar branding. The mock-up attached as Exhibit A illustrates a possible co-branding. There shall be no other co-branding on the Small Office Portal.

     2.3. The Small Office Portal shall be located at the uniform resource locator ("URL") address RHYTHMS.MSN.COM. In addition, Rhythms customers who enter the URL address SMALLBIZ.RHYTHMS.NET or START.RHYTHMS.NET shall be automatically redirected to the Small Office Portal at RHYTHMS.MSN.COM. Rhythms agrees to provide any assistance reasonably needed to facilitate such redirection.

     2.4. The visible user interface for RHYTHMS.MSN.COM shall be substantially similar to MSN.COM, including colors, layout, fonts, etc. Rhythms will have the ability to use its fonts and colors within the Rhythms Content Module, if any, on the start page, subject to Section 2.5 below.

     2.5. Upon Rhythms' request, Microsoft shall include a module for Rhythms ("Content Module") on the start page of the Small Office Portal, which Content Module and its content shall be in accordance with any template, guidelines, tools and procedures provided to Rhythms by Microsoft. The content in the Content Module may be modified from time to time as determined by Rhythms in its sole discretion (subject to the previous-mentioned template, guidelines, tools and procedures) and Microsoft shall replace any existing Content Module with any such updated Content Module within a reasonable time following Rhythms' notice of such modifications. An example of what the Content Module may look like appears in the mock-up attached hereto as Exhibit A. Notwithstanding the foregoing, Microsoft has the right, in its sole discretion, to require Rhythms to remove content from the Content Module.

     2.6. The presentation and appearance of the core MSN Service which forms the basis for the non-co-branded elements of the Small Office Portal may evolve over time to respond to user preferences. Microsoft will not make any material changes to co-branded elements (such as the Content Module, "MSN brought to you by Rhythms," Rhythms support links and URL) within the Small Office Portal without the mutual consent of Rhythms.

     2.7. Back button: On the Small Office Portal, a back button/home button will be provided such that any user originating in the start page will always be returned to the start page of the Small Office Portal. In no event will users originating in the Small Office Portal start page be re-directed to a non-co-branded page (MSN or Rhythms).

     2.8. Microsoft intends to include in the Small Office Portal various services directed at helping small businesses establish, promote and drive revenue from their web sites, including, but not limited to, the present and future offering of MSN LinkExchange. Such services shall be similar to the types of services currently located in the "Small Business" section of the MSN Service subject to Microsoft's sole discretion.

     2.9. Rhythms shall provide Microsoft with links to Rhythms' customer service web pages (such as help, customer support and corporate information), which links shall be included at the bottom of the pages of the Small Office Portal, the likely location of which is shown in the mock-up attached hereto as Exhibit A. Rhythms will be able to change these links at mutually agreeable time intervals.

3.   TELEWORKER PORTAL

     3.1. Microsoft shall provide, host and maintain a co-branded Internet Portal for Rhythms' business customers for the use of their teleworkers (the "Teleworker Portal") which shall be essentially the same as the Small Office Portal with the exception that it shall not include the services referenced in Section 2.8 above and shall default to the location(s) noted in Section 3.2 below.


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     3.2. The Teleworker Portal shall be located at CORP.MSN.COM (where "CORP"
     is the name of the business customer whose teleworkers are being provided such Portal); provided, however, that if such URL is already in use as a result of a previously existing relationship between Microsoft and the business customer, the URL shall be CORP.RHYTHMS.MSN.COM.

4.   JOINT MARKETING OF MSN AND THE RHYTHMS/MICROSOFT PORTALS WITH RHYTHMS
     SERVICES.

     4.1. Rhythms shall market the Small Office Portal as its recommended default Portal to its current and future business customers and shall market the Teleworker Portal as its recommended default Internet Portal to its current and future business customers for use by their teleworkers. For the avoidance of doubt, "recommended default" Portal shall mean that Rhythms shall recommend the Rhythms/Microsoft Portals, and no other publicly available Portals, as its default Portal(s) unless a business customer requests another publicly available Portal or requests that no publicly available Portal be included.

     4.2. Rhythms will use its commercially reasonable efforts to inform, educate and market the MSN Service and the Rhythms/Microsoft Portals to its direct sales force and its channel sales force with which it has alliances or contracts for services, including, but not limited to, Internet Service Providers, telecommunication companies and customer premises system integrators as the recommended Portals therefor.

     4.3. Microsoft will use its commercially reasonable efforts to inform, educate and market Rhythms Services to its ICU (Internet Customer Unit) and ECU (Enterprise Customer Unit) direct sales force and its channel sales forces including, but not limited to, the ADCU (Application Developer Customer Unit) channel of Independent Software Vendors, the OCU (Organization Customer Unit) channel of Solution Providers, and the ICU channel of Solution Partners who are members of the Microsoft Partner Solution Center.

     4.4. Microsoft and Rhythms agree to develop a joint marketing plan within ninety (90) days after the Effective Date to specifically define and implement the goals outlined above in this Section 4.

5.   ENHANCEMENT OF PORTALS AND FUTURE JOINT MARKETING.

Concurrently herewith, the Parties are executing a Letter of Intent which sets forth the Parties' intentions with regard to entering into a definitive agreement concerning further enhancements to the Rhythms/Microsoft Portals and further cooperative joint marketing efforts with regard to such Portals and the Rhythms Services directed to businesses of all sizes and consumers.

6.   ADVERTISING SALES.

Microsoft shall be solely responsible for managing and selling all Advertising inventory on the Rhythms/Microsoft Portals, except for inside the Rhythms Content Module. Microsoft shall collect and manage all revenue generated from sales of Advertising on the Rhythms/Microsoft Portals, except for inside the Rhythms Content Module. Rhythms shall not sell any Advertising for the Rhythms/Microsoft Portals, except for inside the Rhythms Content Module subject to Section 2.5. Microsoft agrees that it shall not place any Advertising on the Rhythms/Microsoft Portals that advertise a direct competitor of Rhythms, the list of which competitors shall be mutually agreed to in writing by the Parties. Similarly, Rhythms shall not place any Advertising on the Rhythms Content Module on the Rhythms/Microsoft Portals that advertise a direct competitor of Microsoft, the list of which competitors shall be mutually agreed to in writing by the Parties. Subject to terms to be negotiated between the Parties, Rhythms will have the opportunity to purchase Advertising space or have its services promoted on Microsoft's generic small business Portal, if any, or small business channel of the MSN Service.

7.   TECHNICAL SUPPORT FOR THE PORTALS.

     7.1. Rhythms shall provide all technical support to its business customers and their teleworkers (to the extent such technical support is provided to Rhythms' other business customers which shall be further defined) in connection with the Rhythms/Microsoft Portals. All help, contact and support links in the Rhythms/Microsoft Portals shall point to the relevant pages of Rhythms' Web site at http://www.rhythms.net.

     7.2. In connection therewith, Microsoft shall provide Rhythms with access to the support resources which shall be further defined but shall include such resources as:


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          7.2.1.    Online access to its MSN Service technical support knowledge base to provide real time support to Rhythms customers.

          7.2.2. Online technical support modules for customer self-care, the nature and choice of such modules shall be at Microsoft's sole discretion.

          7.2.3. A trouble ticket system for escalating technical support issues, the nature of which system shall be at Microsoft's sole discretion.

          7.2.4. Access by Rhythms' Network Operations Center 24x7 to the telephone support line at Microsoft's Network Operations Center for the MSN Service.

8.   MICROSOFT INTERNET TECHNOLOGIES.

The Rhythms/Microsoft Portals will contain some or all of the following technologies/services: Passport (authentication technology for sharing user credentials with other affiliated content, commerce or applications providers), MSN Web Search (search engine), Hotmail (e-mail), MSN Personal Web Page and User-Created Communities (community infrastructure), MSN Messenger Service (instant messaging and buddy list technology), and other Microsoft Internet services not otherwise specifically addressed in other Sections of this Agreement that are available on the MSN Service. Some or all of such technologies may also be available for distribution separately from the Rhythms/Microsoft Portals. In addition, Microsoft's Internet-related products Microsoft Internet Explorer, Outlook Express and Windows Media Technologies are available for distribution separately from the Rhythms/Microsoft Portals. As part of the marketing plan referenced in Section 4.4 above, the Parties agree to develop commitments with regard to Rhythms' distribution of such Internet
technologies.   Any such distribution shall be in accordance with Microsoft's standard license and distribution terms and agreements.

9.   IMPLEMENTATION TIMEFRAME

As soon as is reasonably possible after the Effective Date, Microsoft shall locate initial versions of the Small Office Portal and Teleworker Portal at the locations set forth in Sections 2.3 and 3.2 above. Such initial versions shall be essentially identical to the MSN Service, but with the co-branding described in Section 2.2. Thereafter, Microsoft will use its commercially reasonable best efforts to deliver the technologies, specifications, licenses, tools and application programming interfaces required for the Small Office Portal and Teleworker Portal, as described in Sections 2 and 3, to Rhythms on or before July 31, 1999. Within ninety (90) days after said delivery by Microsoft, Rhythms will use its commercially reasonable best efforts to implement its content, systems, and systems integration required for the Rhythms/Microsoft Portals' Content Modules.

10.  COMPENSATION.

     10.1. Rhythms will receive compensation based upon Advertising revenues generated by pages viewed by Rhythms users on the Rhythms/Microsoft Portals (including the MSN Service properties/channels such as Carpoint, Hotmail, MoneyCentral, etc. contained therein.) Compensation shall be based only on Rhythms users who use the start page of the Small Office Portal or the Teleworker Portal as the entry point, and will not include navigation that starts in the Rhythms Content Module. As users click-through to the channels, Microsoft will share with Rhythms a portion of the revenues generated by the Rhythms users. If a Rhythms user leaves the Rhythms/Microsoft Portal(s) and re-enters via other sources such as another search engine or a third party referral, then those revenues generated by Advertising viewed after such re-entry shall not apply under this sharing agreement. Revenues from Advertising viewed through the use of the Messenger feature or Communities feature also shall not apply. The compensation methodology is set forth in Section 10.2 below.

     10.2. Microsoft will compensate Rhythms for those pages generated by Rhythms users while on the Rhythms/Microsoft Portals. Page views excluded from this calculation include page views generated when entering the MSN Service properties/channels (i) from a source other than the Rhythms/Microsoft Portal; (ii) via other sources after leaving the Rhythms/Microsoft Portal and re-entering; (iii) via instant messaging (e.g. Messenger); (iv) community pages and (v) via the Rhythms Content Module. Compensation shall be calculated based upon the number of unique users per month (a user that visits the Rhythms/Microsoft Portal at least once in a month) and the number of pages viewed, as measured by Microsoft measurement system. Advertising revenues shall be converted to a cost per thousand basis ("CPM"); that is Microsoft will calculate the number of


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     pages viewed by Rhythms users while on the Rhythms/Microsoft Portals under the conditions set forth above and divide such number by 1,000. Microsoft shall then multiply such resulting number by a CPM rate to be negotiated by the Parties within ninety (90) days after the Effective Date.

     10.3. As soon as usage by Rhythms users makes "per subscriber per month" pricing commercially reasonable, Microsoft shall convert the compensation to a "per subscriber per month" model if mutually agreeable to Rhythms.

     10.4. Microsoft will provide Rhythms with quarterly reports within forty-five (45) days following the end of a calendar quarter detailing the activities of Rhythms customers usage of the Rhythms/Microsoft Portals and the calculation of the compensation accrued thereby. Microsoft shall pay such compensation at the same time as the quarterly report is delivered to Rhythms.

     10.5. Such compensation shall not be accrued and payable until the features set forth in Sections 2 and 3 have been implemented into the Small Office Portal and the Teleworker Portal, currently anticipated to occur on or before July 31, 1999.

11.  MIGRATION TO WINDOWS 2000

Rhythms shall make reasonable efforts to base all incremental and new network and facility developments on Windows NT/2000-based solutions provided by Microsoft and its Solution Partners, based on acceptable price, terms, features and capabilities.

12.  PROVISION OF RHYTHMS SERVICES

     12.1. Subject to approval by Microsoft's Internal Technology Group, availability of Rhythms' teleworker services in the Seattle/Redmond area, and acceptable price, terms, features and capabilities from Rhythms, Microsoft shall use its commercially reasonable best efforts to deploy Rhythms teleworker services for a selected subset of its employees. The target of this initial deployment is a minimum of 2500 employees. Microsoft shall provide Rhythms with a contact in the Internal Technology Group.

     12.2. If requested by Microsoft, Rhythms shall provide any one or more of its Rhythms Services to Microsoft on most favored nation pricing for similar terms, quantities and scheduling.

13.  PROPRIETARY RIGHTS

The Parties agree that Microsoft and/or its suppliers shall retain all right, title, and interest in any and all content, technology and materials delivered by Microsoft to Rhythms pursuant to this Agreement. The Parties further agree that Rhythms shall retain all right, title and interest in and to the content provided by Rhythms in the Content Module or otherwise delivered by Rhythms pursuant to this Agreement. Neither Party shall have any rights to any materials, content or technology provided by the other Party hereunder except as specifically provided in this Agreement and shall not alter, modify, copy, edit, format, translate, create derivative works of or otherwise use any materials, content or technology provided by the other Party except as explicitly provided herein or approved in advance in writing by the other Party.

14.  CONFIDENTIALITY

     14.1. The Parties acknowledge and agree that the terms and conditions of the Microsoft Corporation Non-Disclosure Agreement dated concurrently herewith ("NDA") entered into by and between the Parties are incorporated into this Agreement and that all of the terms of this Agreement and all discussions and negotiations related thereto and all information exchanged pursuant hereto are considered Confidential Information as defined in the NDA. In the event that any of the incorporated terms of the NDA are inconsistent with or conflict with this Agreement, then the terms of this Agreement shall control.

     14.2. Each Party may disclose the terms and conditions of this Agreement to its employees, affiliates and its immediate legal and financial consultants on a need to know basis as required in the ordinary course of that Party's business, provided that such employees, affiliates and/or legal and/or financial consultants agree in writing in advance of disclosure to be bound by this Section 14, and may disclose Confidential Information as required by government or judicial order, provided each Party gives the other Party prompt notice of such order


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     and complies with any protective order (or equivalent) imposed on such disclosure. Further, the Parties acknowledge that this Agreement, or portions thereof, may be required under applicable law to be disclosed, as part of or an exhibit to a Party's required public disclosure documents.
     If either Party is advised by its legal counsel that such disclosure is required, it will notify the other in writing and the Parties will jointly seek confidential treatment of this Agreement to the maximum extent reasonably possible, in documents approved by both Parties and filed with the applicable governmental or regulatory authorities. Notwithstanding the foregoing, a Party may describe, in a general manner, the business relationship established in this Agreement as part of financial presentations to potential investors in the Party.

     14.3. Each Party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure or use of Confidential Information and that each Party may seek, without waiving any other rights or remedies, such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

15.  TRADEMARK LICENSE

     15.1. Microsoft hereby grants to Rhythms for the term of this Agreement a non-exclusive, non-transferable, personal worldwide license to use the MSN logo depicted on Exhibit A attached (the "Microsoft Mark"), solely as part of the Rhythms/Microsoft Portals and in accordance with the terms of this Agreement. Except as provided in this trademark license, this Agreement does not grant Rhythms any right, title, interest, or license in or to any of Microsoft' names, logos, trade dress, designs, or other trademarks. Use of the Microsoft Mark shall be as specified in the Agreement or as provided by Microsoft from time to time.

     15.2. Rhythms acknowledges Microsoft's sole ownership of the Microsoft Marks worldwide and all associated goodwill. Rhythms' use of the Microsoft Mark shall inure solely to the benefit of Microsoft. Rhythms hereby assigns and shall assign in the future to Microsoft all rights it may acquire by operation of law or otherwise in the Microsoft Marks, including all applications or registrations therefore, along with the goodwill associated therewith.

     15.3. Rhythms is authorized to use the Microsoft Mark only as affixed to the Rhythms/Microsoft Portals in accordance with the terms of this Agreement and as approved in advance by Microsoft. Rhythms shall fully correct and remedy any deficiencies in its use of the Microsoft Mark, upon reasonable notice from Microsoft.

     15.4. Microsoft shall have the sole right to and in its sole discretion may commence, prosecute or defend, and control any action concerning the Microsoft Mark. Rhythms shall not during the term of this Agreement contest the validity of, by act or omission jeopardize, or take any action inconsistent with, Microsoft' rights or goodwill in the Microsoft Mark in any country, including attempted registration of the Microsoft Mark, or use or attempted registration of any mark confusingly similar thereto.

16.  TERM/DEFAULT/TERMINATION

     16.1. TERM. This Agreement shall commence on the Effective Date and continue for a period of three (3) years following the Effective Date (the "Term").

          16.2. TERMINATION FOR CAUSE. In addition to any other rights and/or remedies that either Party may have under the circumstances, all of which are expressly reserved, either Party may terminate this Agreement at any time if:

          16.2.1. The other Party is in material breach of any warranty, representation, term, condition or covenant of this Agreement, other than those contained in Section 14, and fails to cure that breach within thirty (30) days after written notice thereof; or

          16.2.2.   The other Party is in material breach of Section 14; or

          16.2.3. Either Party becomes insolvent or makes any assignment for the benefit of creditors or similar transfer evidencing insolvency; or suffers or permits the commencement of any form of insolvency or receivership proceeding; or has any petition under any bankruptcy law filed against it, which petition is not dismissed within sixty (60) days of such filing; or has a trustee or receiver appointed for its business or assets or any part thereof.


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     16.3.     Termination shall be effective immediately upon written notice.
     In the event of termination, the following sections shall survive: 13, 14, 16.3, 16.4, 17, 18, 19, and 21.

     16.4.     EFFECT OF TERMINATION.

     16.4.1. Upon termination each Party shall, at the other Party's direction, return or certify destruction of Confidential Information of such other Party. Neither Party shall be liable to the other for damages of any sort resulting solely from terminating this Agreement in accordance with its terms.

     16.4.2. Upon expiration or termination of this Agreement, each Party shall provide reasonable assistance to the other for such reasonable time and upon such terms and conditions as shall be mutually agreed upon in order to assure an orderly transition and wind down in such a manner as shall minimize disruption to the users of the Rhythms/Microsoft Portals. The goal of both Parties is to ensure a smooth and seamless transition for the user to maintain a high level of customer satisfaction.

17.  REPRESENTATIONS AND COVENANTS.

     17.1.     Rhythms represents, warrants and covenants to Microsoft that:

     17.1.1. Rhythms has the power and authority to enter into this Agreement and to fully perform its obligations hereunder.

     17.1.2. Rhythms has obtained, and shall maintain in full force during the term hereof, such federal, state and local authorizations as are necessary to operate and to otherwise perform its obligations under this Agreement, and will be in compliance with all applicable laws and regulations governing such performance.

     17.1.3. The content provided by Rhythms for inclusion in the Content Modules of the Rhythms/Microsoft Portals will not infringe the copyrights, trademarks, service marks or trade secrets of any third party and is not factually accurate or contains information, instructions or formulas that are injurious to a third party's physical well-being, or defame or disparage a third party.

     17.1.4. Rhythms will not make any representations or warranties concerning Rhythms/Microsoft Portals except as may be specifically authorized in writing by Microsoft.

     17.2.     Microsoft represents, warrants and covenants to Rhythms that:

     17.2.1. Microsoft has the power and authority to enter into this Agreement and to fully perform its obligations hereunder.

     17.2.2. Microsoft has obtained, and shall maintain in full force during the term hereof, such federal, state and local authorizations as are necessary to operate and to otherwise perform its obligations under this Agreement, and will be in compliance with all applicable laws and regulations governing such performance.

     17.3. PRODUCTS OR SERVICES DELIVERED UNDER THE TERMS OF THIS AGREEMENT SHALL BE SUBJECT TO THE TERMS OF THE LIMITED WARRANTY STATEMENT, IF ANY, SPECIFIED BY THE DELIVERING PARTY FOR THE SPECIFIC PRODUCT OR SERVICE. CERTAIN SOFTWARE PRODUCTS MAY BE PROVIDED TO THE OTHER PARTY "AS IS" WITHOUT WARRANTY OR CONDITION OF ANY KIND, IF SO DESIGNATED BY THE LICENSOR. FOR SUCH PRODUCTS, THE ENTIRE RISK AS TO THE RESULTS AND PERFORMANCE OF SUCH SOFTWARE IS ASSUMED BY THE RECEIVING PARTY AND ITS CUSTOMERS AND SUBLICENSEES, IF ANY. THE WARRANTIES SET FORTH IN THIS
     SECTION 17 ARE THE ONLY WARRANTIES MADE BY THE PARTIES. EACH PARTY DISCLAIMS ANY AND ALL OTHER WARRANTIES OR REPRESENTATION EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, AND FITNESS FOR A PARTICULAR PURPOSE. MICROSOFT EXPRESSLY DISCLAIMS ANY WARRANTS THAT ACCESS TO OR USE OF THE CO-BRANDED PORTALS WILL BE UNINTERRUPTED OR ERROR-FREE.

18.  INDEMNIFICATION.


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A Party (the "Indemnifying Party") shall, at its expense and the request of the other Party (the "Indemnified Party"), defend any third-party claim or action brought against the Indemnified Party, and its affiliates, directors, officers, employees, licensees, agents and independent contractors, to the extent it is based upon a claim that, if true, would constitute a breach of a warranty, representation or covenant of the Indemnifying Party set forth in this Agreement (collectively, "Indemnified Claims"). The Indemnified Party shall promptly notify the Indemnifying Party in writing, specifying the nature of the action and the total monetary amount sought or other such relief as is sought therein. The Indemnified Party shall cooperate with the Indemnifying Party at the Indemnifying Party's expense in all reasonable respects in connection with the defense of any such action. The Indemnifying Party may upon written notice to the Indemnified Party undertake to control and conduct all proceedings or negotiations in connection therewith, assume and control the defense thereof, and if it so undertakes, it shall also undertake all other required steps or proceedings to settle or defend any such action, including the employment of counsel which shall be reasonably satisfactory to the Indemnified Party, and payment of all reasonably incurred expenses. The Indemnified Party shall have the right to employ separate counsel to provide input into the defense, at the Indemnified Party's own cost. The Indemnifying Party shall reimburse the Indemnified Party upon demand for any payments made or loss suffered by it at any time after the date of tender, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands, or actions, in respect to any damages to which the foregoing relates. The Indemnifying Party shall not settle any claim or action under this Section 18 on the Indemnified Party's behalf without first obtaining the Indemnified Party's written permission, which permission shall not be unreasonably withheld, and the Indemnifying Party shall indemnify and hold the Indemnified Party harmless from and against any costs, damages and fees reasonably incurred by the Indemnified Party, including but not limited to fees of attorneys and other professionals, that are attributable to such Indemnified Claims.

19.  LIMITATION OF LIABILITIES.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, ARISING OUT OF OR RELATED TO THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS SECTION SHALL NOT APPLY TO EITHER PARTY'S (A) ABILITY TO OBTAIN INJUNCTIVE OR OTHER EQUITABLE RELIEF; (B) CONFIDENTIALITY OBLIGATIONS UNDER SECTION 14; AND (C) INDEMNIFICATION OBLIGATIONS UNDER SECTION 18.

20.  PRESS RELEASES.

Neither Party will issue any press release or make any public announcement(s) relating in any way whatsoever to this Agreement or the relationship established by this Agreement without the express prior written consent of the other Party, which consent shall not be unreasonably withheld.

21.  GENERAL PROVISIONS

     21.1. INDEPENDENT CONTRACTORS. The Parties are independent contractors with respect to each other, and nothing in this Agreement shall be construed as creating an employer-employee relationship, a partnership, agency relationship or a joint venture between the Parties.

     21.2. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Washington as though entered into by Washington residents and to be performed entirely within the State of Washington. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing Party shall be entitled to recover its costs, including reasonable attorneys' fees.

     21.3. ASSIGNMENT. Neither Party may assign this Agreement or any rights and/or obligations hereunder without the other Party's prior written approval, provided, however, that either shall have the right to assign its rights, interests and obligations under this Agreement to a company with whom it merges or consolidates or who acquires all or substantially all of the stock or assets of the assigning Party (each such company, a "Permitted Assignee"), provided that such Permitted Assignee or any of its Affiliates
     (i) is not identified on a list provided in writing on or before the Effective Date, or any entity with whom such listed entity has merged or has consolidated, or who has acquired all or substantially all of the stock or assets of such listed entity and (ii) agrees in writing to be bound by all of the obligations of the assigning Party under this Agreement. An "Affiliate", for purposes of this Section, shall mean a company or legal entity which controls, is controlled by, or is under common control with, a Party. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a legally recognizable entity, whether through the ownership of voting shares, by contract, or otherwise. Any attempted assignment, sub-license, transfer, encumbrance or other disposal without such consent shall be void and shall constitute a material default and breach of this Agreement. This Agreement shall be binding on, and shall inure to the benefit of, the Parties hereto, and their respective successors and Permitted Assigns.

     21.4. CONSTRUCTION. In the event that any provision of this Agreement conflicts with governing law or if any provision is held to be null, void or otherwise ineffective or invalid by a court of competent jurisdiction,
     (i) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect. This Agreement has been negotiated by the Parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party. The section headings used in this Agreement are intended for convenience only and shall not be deemed to affect in any manner the meaning or intent of this Agreement or any provision hereof.

     21.5. NOTICES. All notices and requests in connection with this Agreement shall be given in writing and shall be deemed given as of the day they are received either by messenger, delivery service, or in the United States of America mail, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

     TO RHYTHMS:                        TO MICROSOFT:

     Rhythms NetConnections Inc.        Microsoft Corporation

     6933 So. Revere Parkway            One Microsoft Way

     Englewood, CO 80112                Redmond, WA  98052-6399

          Phone:                        303-476-4200   Phone:    425-882-8080

          Fax:                          303-476-5700   Fax:      425-936-7329

          Attention: Chief Financial    Attention:  Vice President, Internet
                     Officer                        Customer Unit



                                       Copy to:

                                       Law & Corporate Affairs, US Legal

                                       Fax: 425-936-7409

     or to such other address as a Party may designate pursuant to this notice provision.

     21.6. ENTIRE AGREEMENT. This Agreement shall not be effective until signed by both Parties. This Agreement, together with the letter of intent referenced in Section 5,the NDA and any side letters referenced herein, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or communications. This Agreement shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of the Parties by their respective duly authorized representatives. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving Party.


                      [REST OF PAGE INTENTIONALLY LEFT BLANK]




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


The Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.


MICROSOFT CORPORATION                   RHYTHMS NETCONNECTIONS INC.


By  /s/ Thomas Koll                     By  /s/ Catherine M. Hapka
    -------------------------------         ----------------------------------

Name (Print) Thomas Koll                Name (Print) Catherine M. Hapka
             ----------------------                  -------------------------

       VICE PRESIDENT
Title  INTERNET CONSUMER UNIT           Title PRESIDENT AND CEO
       ----------------------------           --------------------------------

Date  3/16/99                           Date  3/16/99
      -----------------------------          ----------------------------------



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                                     EXHIBIT A

                MOCK-UP OF START PAGES FOR RHYTHMS/MICROSOFT PORTALS


                                    SEE ATTACHED






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